                                                                  EXHIBIT 10.15

     Cyberian Outpost, Inc. has omitted from this Exhibit 10.15 portions of the Agreement for which Cyberian Outpost, Inc. has requested confidential treatment from the Securities and Exchange Commission. The portions of the Agreement for which confidential treatment has been requested are marked with X's in brackets and such confidential portions have been filed separately with the Securities and Exchange Commission.

                             SPONSORSHIP AGREEMENT

     This agreement ("Agreement" is entered into as of December 4, 1997 ("Effective Date"), by and between Excite, Inc., a California corporation, located at 555 Broadway, Redwood City, California 94063 ("Excite"), and Cyberian Outpost, Inc., a Connecticut corporation, located at 27 North Main Street, Kent, Connecticut 05757 ("Cyberian").

                                   RECITALS

     A. Excite maintains sites on the Internet at http://www.excite.com (the "Excite Site") and http://webcrawler.com (the "Webcrawler Site") and owns and/or manages related Web sites worldwide (collectively, the "Excite Network") which, among other things, allow its users to search for and access content and other sites on the Internet.

     B. Within the Excite Network, Excite currently organizes certain content into topical channels including Shopping Channels located at the Excite Site and the WebCrawler Site.

     C. Cyberian is engaged in the business of the retail sale of computers equipment and software at its Web site located at http://www.cybout.com (the "Cyberian Site").

     D. Cyberian wishes to promote use of the Cyberian Site by Excite's users by sponsoring the Shopping Channels of the Excite Site and the WebCrawler Site and purchasing banner advertising on the Excite Network.

     1.  SPONSORSHIP

          a) Cyberian will be a "Network Tenant" of the Shopping Channels of the Excite Site and the WebCrawler Site.

          b)  Cyberian will be promoted in the Excite Shopping Channel:

               i) Cyberian will receive a link on the Excite Shopping Channel main page for the term of the Agreement.

               ii) Cyberian will be featured in the Excite Shopping Channel "Such a Deal" promotional rotation in two separate one-week rotations during the term of the Agreement, once every six months.

               iii) Cyberian will be featured in the Excite Shopping Channel "Shop Here First" promotional rotation in four separate one-week rotations during the term of the Agreement, once every quarter.

               iv) Cyberian will receive a link on the front page of the Computers & Software department of the Excite Shopping Channel for the term of the Agreement.

               v) Cyberian will be featured in the Computers & Software department of the Excite Shopping Channel "Shop Here First" promotional rotation in twenty-four separate one-week rotations during the term of the Agreement, six weeks every quarter.

          c)   Cyberian will be featured in the WebCrawler Shopping Channel:

               i) Cyberian will receive a link on the WebCrawler Shopping Channel main page for the term of the Agreement.

               ii) Cyberian, will be featured in the WebCrawler Shopping Channel "Special Web Price!" promotional rotation in two separate one-week rotations during the term of the Agreement, once every six months.

               iii) Cyberian will be featured in the WebCrawler Shopping Channel "Featured Merchants" promotional rotation in four separate one-week rotations during the term of the Agreement, once every quarter.

               iv) Cyberian will receive a link on the front page of the Computers & Software department of the WebCrawler Shopping Channel for the term of the Agreement.

               v) Cyberian will be featured in the Computers & Software department of the WebCrawler Shopping Channel "Featured Merchants" promotional rotation in twenty-four separate one-week rotations during the term of the Agreement, six weeks every quarter.

          d) Cyberian will be featured in promotional rotations in the Excite Site and the Web Crawler Site:

               i) Cyberian will be featured in the "Other Destinations" promotional rotation in fifty-two separate one-week rotations during the term of the Agreement in various channels in the Excite Site to be determined by Excite.

               ii) Cyberian will be featured in the "Exciting Stuff" promotional rotation in twelve one-week rotations during the term of Agreement in various Channels in the Excite Site to be determined by Excite, three weeks every quarter.

               iii) Cyberian will be featured in the "Shopping" promotional rotation in fifty-two separate one-week rotations during the term of the Agreement in various Channels in the WebCrawler Site to be determined by Excite.

               iv) Cyberian will be featured in "Try These First" links during the term of the Agreement in search results pages in the Excite Site, subject to availability.

               v) Cyberian will be featured in "Shortcuts" links during the term of the Agreement in search results pages in the WebCrawler Site, subject to availability.

          e) Excite will display Cyberian's banners on the Excite Site and the WebCrawler Site in mutually agreed-upon Channels and in response to mutually agreed-upon keywords, subject to availability.
               Excite will also display Cyberian's banners on the Excite Site and the WebCrawler Site in general rotation.

          f) Cyberian will be included in Excite's Holiday Gift Guide promotion, in upcoming promotions of merchants with comparable sponsorship commitments in the "Excite Shopping Service powered by Jango" shopping service and in two Web-based "Shopping" promotional campaigns to be conducted by Excite.

          g) Excite will deliver [XXXXX] impressions of Cyberian promotional placements and advertising banners during the term of this Agreement.

          h) Excite will make available to Cyberian monthly reports on delivered impressions and clickthroughs on Cyberian's banner advertisements and non-banner promotional placements.

          i) For the duration of this Agreement, Excite will not display promotional placements or advertising banners from the Cyberian competitors listed in Exhibit A in the Computers & Software department of the Excite Shopping Channel or the Computers & Software department of the WebCrawler Shopping Channel. Notwithstanding the foregoing, Excite may incorporate the Cyberian competitors listed in Exhibit A into the "Excite Shopping Service powered by Jango" shopping service wherever displayed on the Excite Site or the WebCrawler Site.

2.  LAUNCH DATE

          a) The "Launch Date" is the date of the first display of the promotional placements and advertising banners described in
               Section 1.

          b) Cyberian and Excite will use reasonable efforts to achieve a Launch Date no later than fourteen (14) days after Cyberian provides final versions of all graphics, text. Keywords, banner advertising, promotional placements, other promotional media and valid URL links necessary to implement the promotional placements and advertising banners described in Section 1 (collectively, "Impression Material") to Excite.

          c) In the event that Cybarian fails to provide the Impression Material to Excite fourteen (14) days in advance of the scheduled Launch Date, Excite may, at its sole discretion (i) reschedule the Launch Date according to the availability of Excite's engineering resources after delivery of the complete Impression Material or (ii) commence delivery of Impressions based on Impression Material in Excite's possession at the time and/or reasonable placeholders created by Excite.

3.  SPONSORSHIP FEES AND REVENUE SHARING

          a) A one-time sponsorship initiation fee of [XXXXXX] is due to Excite upon execution of this Agreement as compensation for costs of initiating access to the Excite Network, setup costs and other expenses associated with Excites initiation of the links, placements, advertisements and promotions contemplated by this Agreement. The sponsorship initiation fee will be paid no later than thirty (30) days after the Effective Date.

          b) Separate and apart from the one-time sponsorship initiation fee, Cyberian, will pay Excite sponsorship and advertising fees in the total amount of [XXXXXX] in equal monthly installments of [XXXXXX], commencing on the Launch Date.

          c) Separate and apart from the one-time sponsorship initiation fee and sponsorship and advertising fees, Cyberian will pay Excite [XXXX] of gross revenues attributable to transactions conducted by users referred to Cyberian's Web site from the Excite Network during the term of the Agreement. Cyberian will pay Excite its share of revenues within thirty (30) days after the close of the financial quarter in which Cyberian recognizes the revenue derived from these transactions.

          d) The one-time sponsorship initiation fee, sponsorship and advertising fees and transaction-related payments are net of any agency commissions to be paid by Cyberian.

          e) Cyberian will maintain accurate records with respect to the calculation of all payments due under this Agreement. Excite may, upon no less than thirty (30) days prior written notice to Cyberian, cause an independent

               Certified Public Accountant to inspect the records of Cyberian reasonably related to the calculation of such payments during Cyberian's normal business hours. The fees charged by such Certified Public Accountant in connection with the inspection will be paid by Excite unless the payments made to Excite are determined to have been less than ninety-five percent (95%) of the payments actually owed to Excite, in which case Cyberian will be responsible for the payment of the reasonable fees for such inspection.

4.   CUSTOMER INFORMATION

     Cyberian will retain all rights to customers acquired pursuant to this Agreement

5.   PUBLICITY

     Neither party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of the other. Notwithstanding the foregoing, the parties agree to issue an initial press release regarding the relationship between Excite and Cyberian, the timing and wording of which will be mutually agreed upon.

6.   TERM AND TERMINATION

          a) The term of this Agreement will begin on the Effective Date and will end one year after the Launch Date.

          b) Either party may terminate this Agreement if the other party materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following the notice to the breaching party of the breach.

          c) All payments that have accrued prior to the termination or expiration of this Agreement will be payable in full within thirty (30) days thereof.

          d) The provisions of Section 8 (Confidentiality), Section 9 (Warranty and Indemnity), Section 10 (Limitation of Liability) and Section 11 (Dispute Resolution) will survive any termination or expiration of this Agreement.

7.   TRADEMARK OWNERSHIP AND LICENSE

          a) Cyberian will retain the right, title and interest in and to its trademarks, copyrights, service marks and trade names worldwide, subject to the limited license granted to Excite hereunder.

          b) Excite will retain all right, title and interest in and to its trademarks, copyrights, service marks and trade names worldwide, subject to the limited license granted to Cyberian hereunder.

          c) Each party hereby grants to the other a non-exclusive, limited license to use its trademarks, service marks or trade names only as specifically described in this Agreement. All such use shall be in accordance with each party's reasonable policies regarding advertising and trademark usage as established from time to time.

          d) Nothing in this Agreement grants either party any right to use the name, trademark or service mark of, the other in any advertisement, sales promotion or press release without the others prior written approval.

8.   CONFIDENTIALITY

          a) For the purposes of this Agreement, "Confidential Information" means information about the disclosing party's (or its suppliers') business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked or designated by such party as "confidential or proprietary"; or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential.

          b) Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement,
               (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently.

          c) Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

          d) Notwithstanding the foregoing, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law or (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

          e) The terms and conditions of this Agreement will be deemed to be the Confidential Information of each party and will not be disclosed without the written consent of the other party.

9.   WARRANTY AND INDEMNITY

          a) Cyberian will indemnify, defend and hold harmless Excite, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

               i) The breach of any warranty, representation or covenant in this Agreement;

               ii) Any claim that Cyberian's advertising banners infringe or violate any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contain any defamatory content;

               iii) Any claim arising from any product or service offered through the Cyberian Site; or

               iv)   Any claim arising from content displayed on the Cyberian
                     Site.

     Excite will promptly notify Cyberian of any and all such claims and will reasonably cooperate with Cyberian with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Excite in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Excites written consent (not to be unreasonably withheld or delayed) and Excite may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

          b) Excite will indemnify, defend and hold harmless Cyberian, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

               i) The breach of any warranty, representation or covenant in this Agreement; or

               ii)  Any claim arising from content displayed on the Excite
                    Network.

          Cyberian will promptly notify Excite of any and all such claims and will reasonably cooperate with Excite with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Cyberian in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Cyberian's written consent (not to be unreasonably withheld or delayed) and Excite may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

          c) EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT

               MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL IMPUED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

1O.  LIMITATION OP LIABILITY

               EXCEPT UNDER SECTIONS 9(a) and 9(b), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES. WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF EXCITE FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER. WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE AMOUNTS ACTUALLY PAID BY CYBERIAN TO EXCITE HEREUNDER.

11.  DISPUTE RESOLUTION

          a) The parties agree that any breach of either of the parties' obligations regarding trademarks, service marks or trade names and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding trademarks service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction. For the purposes of this section only, the parties consent to venue in either the state courts of the county in which Excite has its principal place of business or the United States District Court for the Northern District of California.

          b) In the event of disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation, the parties will refer the dispute(s) to a mutually acceptable mediator for hearing in the county in which Excite has its principal place of business.

          c) In the event that disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, cannot be resolved through good faith negotiation and mediation, the parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes. The arbitration will be held in the county in which Excite has its principal place of business.

12.  GENERAL

          a)   Assignment.  Neither party may assign this Agreement, in whole or
               ----------
               in part, without the other patty's written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with (i) a merger, reorganization or sale of all. or substantially all, of such party's assets or (ii) Excite's assignment and/or delegation of its rights and responsibilities hereunder to a wholly-owned subsidiary or joint venture in which Excite holds an interest. Any attempt to assign this Agreement other than as permitted above will be null and void.

          b)   Governing Law.  This Agreement will be governed by and construed
               -------------
               in accordance with the laws of the State of California. notwithstanding the actual state or country of residence or incorporation of Cyberian.

          c)   Notice.  Any notice under this Agreement will be in writing and
               ------
               delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth below or such other address as that party may specify in writing pursuant to this Section.

          d)   No Agency. The parties are independent contractors and will have
               ---------
               no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

          e)   Force Majeure.  Any delay in or failure of performance by either
               -------------
               party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions.

          f)   Severability.  In the event that any of the provisions of this
               ------------
               Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

          g)   Entire Agreement.  This Agreement is the complete and exclusive
               ----------------
               agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

                   Cyberian Systems, Inc.                  Excite, Inc.


By:  /s/ Robert Rathbun                 By: /s/ Robert C. Hood
     --------------------------             ------------------------

Name: Robert Rathbun                    Name: Robert C. Hood
      -------------------------               ----------------------

Title: VP Marketing/Bus. Dev            Title:  EVP - CFO
       ------------------------                ---------------------

Date: 12/4/97                           Date: 12/04/97
      -------------------------               ----------------------

27 North Main Street                    555 Broadway
Kent, Connecticut 06757                 Redwood City, California 94063
850-927-2050 (voice)                    650-568-6000 (voice)
850-927-2055 (fax)                      650-568-6030 (fax)

                                   EXHIBIT A

                             CYBERIAN COMPETITORS


MicroWarehouse

Insight

NECX

CDW

MacMall